EdR ANNOUNCES FOURTH QUARTER 2011 RESULTS

- Same Community Net Operating Income up 14% -

MEMPHIS, TN, February 23, 2012 - EdR (NYSE:EDR), a leader in the ownership, development and management of collegiate housing, today announced results for the quarter ended December 31, 2011.

Company Highlights

•	Core funds from operations (“Core FFO”) was $0.14 per share/unit for the fourth quarter. Full year Core FFO was $0.43 and meets high end of Company’s previous full year guidance;

•	Same-community net operating income (“NOI”) for the quarter increased 14.5% on a 7.1% increase in revenues and a 3.1% decline in operating expenses. For the full year, same-community NOI increased 6.3%;

•	Preleasing for the 2012/2013 lease term is 259 basis points ahead of last year with the same-community portfolio 34.8% preleased;

•	Anticipated net rental rate increase of 3.5% for the 2012/2013 lease term;

•	Selected by the University of Kentucky for the potential revitalization of its entire housing portfolio and expansion of such to 9,000 beds within seven years. The University’s board of trustees recently approved the first phase, which includes the construction of a 601-bed, $25.8 million freshman honors housing community to be delivered in 2013;

•	Purchased four communities with 1,184 beds in the fourth quarter for $116.7 million. A total of eight communities were added in 2011 for $189.7 million;

•	Acquired one community with 612 beds in January of 2012 for $20.6 million; and

•	Entered into an agreement in January 2012 for the development of a 668-bed cottage style community at the University of Mississippi for a summer 2013 delivery.

“Two years ago our team embarked on implementing a plan to create long-term value for our shareholders. I am pleased that our efforts have yielded market leading operating and development results,” commented Randy Churchey, EdR’s president and chief executive officer.  “For 2011, same-community revenue grew 4.6%, operating expenses were tightly controlled and Core FFO increased 25%. Even more exciting is that EdR is perfectly positioned to continue producing market leading results, as evidenced by our strong start to the fall 2012 leasing cycle. In addition to driving internal growth, we will benefit from the more than $210 million of collegiate housing communities we purchased in the last twelve months and the $311 million of new developments we will bring to market in 2012 and 2013.”

Net Loss Attributable to Common Stockholders

Net loss attributable to common stockholders for the fourth quarter of 2011, was $5.8 million, or $0.07 per diluted share, compared to a loss of $1.8 million, or $0.03 per diluted share, for the same period in 2010. An impairment charge of approximately $7.9 million in the fourth quarter of 2011 was the main reason for the higher net loss, offsetting improvements in same-community NOI and the operating profits of new communities.

Core Funds From Operations

Core FFO for the fourth quarter of 2011 was $12.5 million, an increase of 32%, as compared to $9.5 million in the prior year. The improvement in Core FFO reflects improved operating results from our same-community portfolio and operating profits from new communities. However, a substantial reduction in overall leverage resulting from the issuance of common shares in January and November of 2011 resulted in Core FFO per share/unit for the fourth quarter of $0.14 compared to $0.16 in the fourth quarter of 2010. The Company had approximately $76 million of cash remaining at December 31, 2011, for future investment.

A reconciliation of FFO and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $17.1 million for the fourth quarter of 2011, an increase of 14.5%, or $2.2 million, from the prior year. This growth in operating income was the result of a 6.7%, or $1.7 million, increase in net apartment rent, an approximate 40 basis point increase from other revenue and a 3.1%, or $0.3 million, reduction in operating expenses.

The growth in revenue for the fourth quarter was driven by a 1.1% increase in occupancies, a 5.6% increase in net rental rates and a 0.4% improvement from other revenue. Operating expenses were reduced 3.1% for the quarter, mostly due to lower bad debt and utility costs as well as lower real estate taxes related to the timing of tax refunds as discussed in previous quarters.

For the year, revenue increased 4.6%, or $4.4 million, and operating expenses grew 2.9%, or $1.3 million, resulting in a 6.3%, or $3.1 million, increase in net operating income. These results were driven by strong leasing results for the 2011/2012 lease term and focused expense controls at the community level.

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Preleasing for Fall 2012

Same-community preleasing for the 2012/2013 lease term is 259 basis points ahead of the prior year in occupancy with 34.8% of beds preleased for the fall. Net rental rates for the 2012/2013 lease term are currently projected to be approximately 3.5% ahead of the prior lease term.

The Company provides a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382

University of Kentucky

In December 2011, the Company was selected by the University of Kentucky (“UK”) to negotiate the potential revitalization of UK’s entire housing portfolio and expansion of such to more than 9,000 beds within seven years. Phase I of the plan includes the development, construction and ownership of a 601-bed, on-campus, freshman honors housing community to be available for occupancy by fall 2013. This development is being financed through EdR’s On-Campus Equity Plan – The ONE PlanSM.

This week the University of Kentucky Board of Trustees unanimously approved a 50-year ground lease for the 601-bed freshman housing community. Simultaneously, both parties have been engaged in formal discussions regarding phase II, which is expected to include EdR assuming management of the University’s entire housing portfolio of 6,000 beds in 2013, the summer 2014 collegiate housing deliveries and the timing and phasing of the remaining revitalization plan.

Investment Activity

In the fourth quarter, the Company acquired four communities with 1,184 beds for a total purchase price of $116.7 million. This included Irish Row, a 326-bed community adjacent to Notre Dame, for $27.5 million, Lotus Lofts a 40-bed community adjacent to the University of Colorado - Boulder for $6.0 million, GrandMarc at Westberry Place, a 562-bed community on university land at Texas Christian University, for $54.8 million and 3949 Lindell, a 256-bed community adjacent to St. Louis University, for $28.5 million. The Boulder, Colorado acquisition included land on which the Company plans to build an additional 199 beds for an estimated cost of $19.8 million, which is scheduled for a 2013 delivery.

In January 2012, the Company closed on the acquisition of the remaining 90% interest in The Reserve on Stinson, a 612-bed community that is less than a half mile from the University of Oklahoma, for $20.6 million.

“With the completion of these acquisitions, this Company successfully acquired nine communities with 2,751 beds and an aggregate purchase price of $210.3 million since January 2011,” stated Tom Trubiana, EdR’s executive vice president and chief investment officer. “This volume of acquisitions demonstrates our strong financial condition and the capability our team has to successfully integrate new communities. These acquisitions and the early 2011 asset sales have transformed our portfolio into one of the strongest in the country.”

In January 2012, EdR partnered with Landmark Properties, the recognized leader in cottage products, for the development of a 668-bed cottage style community at the University of Mississippi. The development, which will be the first cottage style community in EdR’s portfolio, is expected to cost $36.7 million and is targeted for a summer 2013 delivery.

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Dispositions

The Company is considering the sale of two communities, NorthPointe at the University of Arizona and The Reserve on Frankford at Texas Tech University. In connection with these possible sales, the Company recorded a $7.9 million impairment charge in the fourth quarter of 2011.

Capital Structure

At December 31, 2011, the Company had cash and cash equivalents totaling $75.8 million and nothing outstanding on its revolving credit facility. The Company’s debt to gross assets was 31.3%, its net debt to EBITDA was 5.7x and its interest coverage ratio was 2.7x. Based on the year end cash balance and the untapped line of credit, the Company has additional acquisition/development capacity of approximately $400 million.

The Company completed a follow-on equity offering in November 2011 selling 14.4 million shares, including the underwriters’ overallotment option. A portion of the approximate $124.4 million in net proceeds was used to fund fourth quarter acquisitions and repay approximately $18.8 million of debt. The remaining proceeds are expected to be used to fund the Company’s current developments, fund future acquisitions and developments and for general corporate purposes.

Earnings Guidance and Outlook

Based upon the Company’s current estimates, Core FFO per share/unit is expected to be in the range of $0.46 to $0.51 for the full year ending December 31, 2012, which represents a 7% to 19% increase over 2011. The following assumptions were used by management:

•	Full year same-community revenue growth of 5% to 6.5%, including revenue growth of 3.5% to 5.5% for fall 2012, and operating expense growth of 3.0% to 3.5% for the year, resulting in NOI growth of 6% to 9%;

•	NOI of $2.5 to $3.0 million from 2012 development deliveries;

•	Third-party development and management fees from existing contracts of approximately $0.4 million and $3.6 million, respectively, with related general and administrative costs of $6.0 to $6.5 million;

•	Participating development fees and interest income related to Johns Hopkins, net of costs and taxes are expected to be $2.0 to $2.5 million;

•	General and administrative expense is expected to increase to approximately $7.0 million from $6.2 million in 2011. This estimate does not include acquisition or development pursuit cost as our guidance does not include these types of transactions;

•	Pre-opening expenses associated with our owned development pipeline are expected to be approximately $0.8 million;

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•	Ground lease expense is expected to be $5.9 million, which includes $4.2 million of straight-lined ground rent that will be excluded from Core FFO;

•	Interest expense, net of capitalized interest, is expected to be between $15.0 and $16.0 million; and

•	Full year weighted average shares/units of 93.2 million.

The guidance for 2012 does not include the impact of any new third-party development or management contracts, acquisitions beyond the two already announced in January 2012, additional ONE PlanSM developments or capital transactions.

Webcast and Conference Call

The Company will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, February 23, 2012. The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the Internet. To access the call, participants from within the U.S. may dial (877) 941-1427, and participants from outside the U.S. may dial (480) 629-9664. Participants may also access the call via live webcast by visiting the company’s investor relations Web site at www.EdRTrust.com.

The replay of the call will be available from approximately 7:00 p.m. Eastern Time on February 23, 2012 through midnight Eastern Time on March 8, 2012. To access the replay, the domestic dial-in number is (800) 406-7325, the international dial-in number is (303) 590-3030, and the passcode is 4506217. The archive of the webcast will be available on the company’s Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EDR is a self-administered and self-managed real estate investment trust that owns or manages 60 communities in 23 states with over 34,200 beds within more than 11,100 units. For more information please visit the company's web site at www.EdRTrust.com.

Contact:

Brad Cohen ICR, LLC 203-682-8211 bcohen@icrinc.com	Randall Brown EdR Executive Vice President and Chief Financial Officer (901) 259-2500	J. Drew Koester EdR Senior Vice President and Chief Accounting Officer (901) 259-2500

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and Management’s Discussion and “Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Annual Report on Form 10-K and our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because it considers it to be an important supplemental measure of the Company’s operating performance, assists in the comparison of our operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

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The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

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EdR AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	December 31, 2011	December 31, 2010
	(unaudited)
Assets
Collegiate housing properties, net	$803,519	$652,603
Collegiate housing properties - held for sale	-	45,044
Assets under development	56,648	1,146
Cash and cash equivalents	75,813	6,958
Restricted cash	4,826	4,791
Other assets	37,003	26,138

Total assets	$977,809	$736,680

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$358,504	$367,631
Unsecured revolving line of credit	-	-
Secured revolving line of credit	-	3,700
Accounts payable and accrued expenses	31,766	18,324
Deferred revenue	14,409	12,243
Total liabilities	404,679	401,898

Commitments and contingencies	-	-

Redeemable noncontrolling interests	9,776	10,039

Equity:
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 91,800,688 and 58,657,056 shares issued and outstanding at December 31, 2011 and 2010, respectively	918	587
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	662,657	414,850
Accumulated deficit	(101,708)	(90,694)
Total EdR stockholders’ equity	561,867	324,743
Noncontrolling interests	1,487	-
Total equity	563,354	324,743

Total liabilities and stockholders’ equity	$977,809	$736,680

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EdR AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

Unaudited

	Three months ended December 31,
	2011	2010
Revenues:
Collegiate housing leasing revenue	$31,976	$26,784
Third-party development services	622	808
Third-party management services	911	854
Operating expense reimbursements	2,228	3,502
Total revenues	35,737	31,948

Operating expenses:
Collegiate housing leasing operations	11,941	11,089
Development and management services	1,392	1,369
General and administrative	2,876	2,678
Severance, development pursuit and acquisition costs	336	1,693
Ground leases	1,401	1,016
Depreciation and amortization	8,401	7,044
Loss on impairment of collegiate housing assets	7,859	-
Reimbursable operating expenses	2,228	3,502
Total operating expenses	36,434	28,391

Operating income (loss)	(697)	3,557

Nonoperating expenses:
Interest expense	4,415	5,023
Amortization of deferred financing costs	314	284
Interest income	(46)	(13)
Total nonoperating expenses	4,683	5,294

Loss before equity in income (losses) of unconsolidated entities, income taxes and discontinued operations	(5,380)	(1,737)

Equity in earnings (losses) of unconsolidated entities	(39)	(18)
Loss before income taxes and discontinued operations	(5,419)	(1,755)
Less: Income tax expense	183	175
Loss from continuing operations	(5,602)	(1,930)
Income from discontinued operations	2	308
Net loss	(5,600)	(1,622)

Less: Net income attributable to the noncontrolling interests	179	196
Net loss attributable to EdR	$(5,779)	$(1,818)

Earnings per share information:
Net loss attributable to EdR common stockholders per share – basic & diluted:	$(0.07)	$(0.03)

Weighted-average share of common stock outstanding – basic and diluted	85,790	58,714

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EdR AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

Unaudited

	Year ended December 31,
	2011	2010
Revenues:
Collegiate housing leasing revenue	$109,404	$96,510
Third-party development services	4,103	2,483
Third-party management services	3,336	3,189
Operating expense reimbursements	8,604	14,519
Total revenues	125,447	116,701

Operating expenses:
Collegiate housing leasing operations	50,610	46,293
Development and management services	5,506	5,268
General and administrative	10,421	9,761
Severance, development pursuit and acquisition costs	595	2,372
Ground leases	5,498	1,528
Depreciation and amortization	29,105	25,021
Loss on impairment of collegiate housing assets	7,859	-
Reimbursable operating expenses	8,604	13,603
Total operating expenses	118,198	103,846

Operating income	7,249	12,855

Nonoperating expenses:
Interest expense	18,242	19,787
Amortization of deferred financing costs	1,244	1,192
Interest income	(175)	(414)
Loss on extinguishment of debt	351	-
Total nonoperating expenses	19,662	20,565

Loss before equity in earnings (losses) of unconsolidated entities, income taxes and discontinued operations	(12,413)	(7,710)

Equity in earnings (losses) of unconsolidated entities	(447)	(260)
Loss before income taxes and discontinued operations	(12,860)	(7,970)
Less: Income tax (benefit) expense	(95)	442
Loss from continuing operations	(12,765)	(8,412)
Income (loss) from discontinued operations	1,990	(33,879)
Net loss	(10,775)	(42,291)

Less: Net income (loss) attributable to the noncontrolling interests	239	(233)
Net loss attributable to EdR	$(11,014)	$(42,058)

Earnings per share information:
Net loss attributable to EdR common stockholders per share – basic & diluted:	$(0.15)	$(0.73)

Weighted-average share of common stock outstanding – basic and diluted	75,485	57,536

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EdR AND SUBSIDIARIES

CALCULATION OF FFO AND CORE FFO

(Amounts in thousands, except per share data)

Unaudited

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010

Loss attributable to EdR	$(5,779)	$(1,818)	$(11,014)	$(42,058)

Gain on sale of collegiate housing assets (4)	-	(611)	(2,388)	(611)
Loss on impairment of collegiate housing assets (4) (5)	7,859	-	7,859	33,610
Real estate related depreciation and amortization	8,304	7,664	29,101	29,940
Equity portion of real estate depreciation and amortization on equity investees	83	111	412	479
Equity portion of loss on sale of student housing property on equity investee	-	-	256	137
Noncontrolling interests	184	196	244	(233)
Funds from operations (“FFO”)	$10,651	$5,542	$24,470	$21,264

FFO adjustments:
Loss on extinguishment of debt (4)	-	1,426	757	1,426
Acquisition costs	261	1,443	741	1,467
Straight-line adjustment for ground leases (3)	1,051	721	4.208	984
Reorganization/severance costs, net of tax	-	24	-	447
FFO adjustments	1,312	3,614	5,706	4,324

FFO on Participating Developments: (2)
Interest on loan to Participating Development	460	217	1,598	329
Development fees on Participating Development, net of costs and tax	124	105	887	128
FFO on Participating Developments	584	322	2,485	457

Core funds from operations (“Core FFO”)	$12,547	$9,478	$32,661	$26,045

FFO per weighted average share/unit (1)	$0.12	$0.09	$0.32	$0.36

Core FFO per weighted average share/unit (1)	$0.14	$0.16	$0.43	$0.44

Weighted average shares/units (1)	86,901	59,825	76,596	58,737

Notes:

(1)	FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.
(2)	FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.
(3)	This represents the straight-line rent expense adjustment required by GAAP related to ground leases at two communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities. For the three months and year ended December 31, 2011, the adjustment includes $988 and $3,976 respectively related to GrandMarc at the Corner at the University of Virginia and $56 and $226 respectively related to University Village on Colvin in Syracuse.
(4)	All of or a portion of these amounts are included in discontinued operations and are not visible on the face of our statement of operations.
(5)	In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

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EdR AND SUBSIDIARIES

2012 GUIDANCE – RECONCILIATION OF FFO and CORE FFO

(Amounts in thousands, except per share data)

Unaudited

	Year ending December 31, 2012
	Low End	High End

Loss attributable to EdR	$(5,633)	$(1,496)

Real estate related depreciation and amortization	41,884	41,884
Equity portion of real estate depreciation and amortization on equity investees	221	221
Noncontrolling interests	200	223
Funds from operations (“FFO”)	$36,672	$40,832

FFO adjustments:
Straight-line adjustment for ground leases (3)	4,200	4,200
FFO adjustments	4,200	4,200

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,800	1,800
Development fees on Participating Development, net of costs and tax	200	700
FFO on Participating Developments	2,000	2,500

Core funds from operations (“Core FFO”)	$42,872	$47,532

FFO per weighted average share/unit (1)	$0.39	$0.44

Core FFO per weighted average share/unit (1)	$0.46	$0.51

Weighted average shares/units (1)	93,200	93,200

Notes:

(1) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at two communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

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